Exhibit 99.1

Columbia Sportswear Company Reports Fourth Quarter and Full Year 2022 Financial Results;
Provides Full Year 2023 Financial Outlook

Fourth Quarter 2022 Highlights
•Net sales increased 4 percent (8 percent constant-currency) to a record $1,169.6 million, compared to fourth quarter 2021.
•Operating income decreased 27 percent to $155.4 million, or 13.4 percent of net sales, compared to fourth quarter 2021 operating income of $211.6 million, or 18.7 percent of net sales. Fourth quarter 2022 operating income includes $35.6 million of impairment charges related to prAna.
•Diluted earnings per share decreased 15 percent to $2.02, compared to $2.39 in fourth quarter 2021. The prAna impairment charges negatively impacted diluted earnings per share by $0.43.
•Exited the quarter with $431.0 million of cash and short-term investments and no borrowings.

Full Year 2022 Highlights
•Net sales increased 11 percent (14 percent constant-currency) to a record $3,464.2 million, compared to 2021.
•Operating income decreased 13 percent to $393.1 million, or 11.3 percent of net sales, compared to 2021 operating income of $450.5 million, or 14.4 percent of net sales. 2022 operating income includes $35.6 million in prAna impairment charges.
•Diluted earnings per share decreased 7 percent to $4.95, compared to 2021 diluted earnings per share of $5.33.
•The Company repurchased $286.9 million of common stock during the year.

Full Year 2023 Financial Outlook

The following forward-looking statements reflect our expectations as of February 2, 2023 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2023 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.57 to $3.67 billion representing net sales growth of 3 to 6 percent compared to 2022.
•Operating income of $413 to $448 million, representing operating margin of 11.6 to 12.2 percent.
•Diluted earnings per share of $5.15 to $5.55.

PORTLAND, Ore. - February 2, 2023 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a multi-brand global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, today announced fourth quarter 2022 financial results for the period ended December 31, 2022.

Chairman, President and Chief Executive Officer Tim Boyle commented, “I’m incredibly proud of the financial performance and accomplishments that our global workforce achieved in 2022. I’d like to thank our dedicated employees whose tremendous efforts fueled these results and position us for continued success. For the year, net sales grew 11 percent to a record $3.5 billion, and were up 14 percent on a constant-currency basis. I believe this financial performance could have been even higher, absent supply chain constraints which severely delayed inventory availability throughout the year.

“We are entering 2023 in a position of strength, with strong consumer demand for our innovative products. With the early receipt of Spring merchandise, we are well positioned for timely deliveries, and have strategies in place to profitably and efficiently reduce inventory levels. Our financial strength, with over $400 million in cash and no debt, and our operating discipline will enable us to navigate near-term headwinds and position us to emerge in a stronger position.

“I’m confident we have the right strategies in place to unlock the significant growth opportunities we see across the business. We are investing in our strategic priorities to:
•accelerate profitable growth;
•create iconic products that are differentiated, functional and innovative;
•drive brand engagement through increased, focused demand creation investments;
•enhance consumer experiences by investing in capabilities to delight and retain consumers;
•amplify marketplace excellence, with digitally-led, omni-channel, global distribution; and
•empower talent that is driven by our core values, through a diverse and inclusive workforce."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's fourth quarter 2022 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

Fourth Quarter 2022 Financial Results
(All comparisons are between fourth quarter 2022 and fourth quarter 2021, unless otherwise noted.)

Net sales increased 4 percent (8 percent constant-currency) to $1,169.6 million from $1,129.7 million for the comparable period in 2021. The increase in net sales was driven by Columbia brand growth, partially offset by declines in net sales in the emerging brands.

Gross margin contracted 180 basis points to 50.4 percent of net sales from 52.2 percent of net sales for the comparable period in 2021. The primary driver of gross margin contraction was increased promotional activity, compared to exceptionally low promotions in the comparable period in 2021.

SG&A expenses increased 5 percent to $405.1 million, or 34.6 percent of net sales, from $384.0 million, or 34.0 percent of net sales, for the comparable period in 2021. SG&A expense growth primarily reflects expenses to support the growth of the business, inflationary pressures, and investments to drive our brand-led consumer-focused strategies.

Impairment of goodwill and intangible assets related to prAna of $35.6 million.

Operating income decreased 27 percent to $155.4 million, or 13.4 percent of net sales, compared to operating income of $211.6 million, or 18.7 percent of net sales, for the comparable period in 2021.

Income tax expense of $34.0 million resulted in an effective income tax rate of 21.3 percent, compared to income tax expense of $54.9 million, or an effective income tax rate of 25.9 percent, for the comparable period in 2021.

Net income decreased 20 percent to $125.7 million, or $2.02 per diluted share, compared to net income of $157.0 million, or $2.39 per diluted share, for the comparable period in 2021.

Full Year 2022 Financial Results
(All comparisons are between full year 2022 and full year 2021, unless otherwise noted.)

Net sales increased 11 percent (14 percent constant-currency) to $3,464.2 million from $3,126.4 million in 2021.

Gross margin contracted 220 basis points to 49.4 percent of net sales from 51.6 percent of net sales in 2021.

SG&A expenses increased 11 percent to $1,304.4 million, or 37.7 percent of net sales, compared to $1,180.3 million, or 37.8 percent of net sales, in 2021.

Impairment of goodwill and intangible assets related to prAna of $35.6 million.

Operating income decreased 13 percent to $393.1 million, or 11.3 percent of net sales, compared to operating income of $450.5 million, or 14.4 percent of net sales, in 2021.

Income tax expense of $86.0 million resulted in an effective income tax rate of 21.6 percent, compared to income tax expense of $97.4 million, or an effective tax rate of 21.6 percent, in 2021.

Net income decreased 12 percent to $311.4 million, or $4.95 per diluted share, compared to net income of $354.1 million, or $5.33 per diluted share, in 2021.

Balance Sheet as of December 31, 2022

Cash, cash equivalents and short-term investments totaled $431.0 million, compared to $894.5 million as of December 31, 2021.

The Company had no borrowings as of December 31, 2022 or 2021.

Inventories increased 59 percent to $1,028.5 million, compared to $645.4 million as of December 31, 2021. Unrealized projected sales growth for Fall 2022 and earlier receipt of Spring 2023 product has resulted in higher inventory levels. Older season inventories represent a manageable portion of our total inventory mix.

Cash Flow for the Twelve Months Ended December 31, 2022

Net cash used in operating activities was $25.2 million, compared to net cash provided by operating activities of $354.4 million in 2021.

Capital expenditures totaled $58.5 million, compared to $34.7 million in 2021.

Share Repurchases for the Twelve Months Ended December 31, 2022

The Company repurchased 3,235,327 shares of common stock for an aggregate of $286.9 million, or an average price per share of $88.69.

At December 31, 2022, $529.4 million remained available under our stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on March 21, 2023 to shareholders of record on March 10, 2023.

Full Year 2023 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's first half and full year 2023 Financial Outlook is forward-looking in nature, and the following forward-looking statements reflect our expectations as of February 2, 2023 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of February 2, 2023 regarding the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; elevated marketplace inventories; changes in consumer behavior and confidence; as well as geopolitical tensions. This outlook and commentary assume macro-economic conditions, particularly in the U.S., do not materially deteriorate beyond a mild recession. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 3 to 6 percent to $3.57 to $3.67 billion from $3.46 billion in 2022.

Gross margin is expected to expand approximately 60 basis points to approximately 50 percent of net sales from 49.4 percent of net sales in 2022.

SG&A expenses are expected to increase faster than net sales growth. SG&A expense, as a percent of net sales, is expected to be 38.3 to 39.0 percent, compared to SG&A expense as a percent of net sales of 37.7 percent in 2022.

Operating income is expected to be $413 to $448 million, resulting in operating margin of 11.6 to 12.2 percent, compared to operating margin of 11.3 percent in 2022.

Effective income tax rate is expected to be approximately 24.5 percent.

Net income is expected to be $322 to $347 million, resulting in diluted earnings per share of $5.15 to $5.55. This diluted earnings per share range is based on estimated weighted average diluted shares outstanding of 62.5 million.

Foreign Currency

•Foreign currency translation is anticipated to reduce 2023 net sales growth by approximately 30 basis points.
•Foreign currency is expected to have an approximately $0.05 negative impact on diluted earnings per share due primarily to unfavorable foreign currency transactional effects from hedging of production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be over $500 million.

Capital expenditures are planned to be in the range of $70 to $90 million.

First Half 2023 Financial Outlook

•Net sales growth of mid-single-digit percent, compared to first half 2022.
•Gross margin is anticipated to expand at a rate modestly below our full year 2023 gross margin outlook, with first quarter 2023 gross margin expected to be down compared to first quarter 2022.
•SG&A expenses are expected to grow faster than net sales growth, resulting in SG&A deleverage.
•Diluted earnings per share is expected to be $0.75 to $0.90. First half 2023 diluted earnings per share will be weighted to first quarter 2023, with essentially breakeven earnings in second quarter 2023. Please note second quarter is typically our lowest volume sales quarter and small changes in the timing of product shipments and expenses can have a material impact on reported results.

Conference Call

The Company will hold its fourth quarter 2022 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

First Quarter 2023 Reporting Date

Columbia Sportswear Company plans to report first quarter 2023 financial results on Thursday, April 27, 2023 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities, financial position, inventory, full year 2023 net sales, gross margin, SG&A expenses, operating income, effective income tax rate, net income, diluted earnings per share, weighted average diluted shares outstanding, foreign currency translation, cash flows, and capital expenditures, and first half 2023 net sales, gross margin, SG&A expenses, and diluted earnings per share. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; changes in consumer behavior and confidence; as well as geopolitical tensions. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global multi-brand leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$430,241	$763,404
Short-term investments	722	131,145
Accounts receivable, net	547,561	487,803
Inventories	1,028,545	645,379
Prepaid expenses and other current assets	129,872	86,306
Total current assets	2,136,941	2,114,037
Property, plant and equipment, net	291,214	291,088
Operating lease right-of-use assets	324,409	330,928
Intangible assets, net	81,558	101,908
Goodwill	51,694	68,594
Deferred income taxes	94,162	92,121
Other non-current assets	71,568	68,452
Total assets	$3,051,546	$3,067,128
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$322,472	$283,349
Accrued liabilities	328,759	316,485
Operating lease liabilities	68,685	67,429
Income taxes payable	18,802	13,127
Total current liabilities	738,718	680,390
Non-current operating lease liabilities	310,625	317,666
Income taxes payable	33,251	44,541
Deferred income taxes	143	—
Other long-term liabilities	33,020	35,279
Total liabilities	1,115,757	1,077,876
Total shareholders' equity	1,935,789	1,989,252
Total liabilities and shareholders' equity	$3,051,546	$3,067,128

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2022	2021	2022	2021
Net sales	$1,169,520	$1,129,720	$3,464,152	$3,126,402
Cost of sales	579,544	539,544	1,753,074	1,513,947
Gross profit	589,976	590,176	1,711,078	1,612,455
Gross margin	50.4%	52.2%	49.4%	51.6%

Selling, general and administrative expenses	405,093	384,047	1,304,394	1,180,323
Impairment of goodwill and intangibles assets	35,600	—	35,600	—
Net licensing income	6,121	5,439	22,020	18,372
Operating income	155,404	211,568	393,104	450,504
Interest income, net	1,054	308	2,713	1,380
Other non-operating income (expense), net	3,253	24	1,593	(373)
Income before income tax	159,711	211,900	397,410	451,511
Income tax expense	(34,021)	(54,939)	(85,970)	(97,403)
Net income	$125,690	$156,961	$311,440	$354,108

Earnings per share:
Basic	$2.02	$2.41	$4.96	$5.37
Diluted	$2.02	$2.39	$4.95	$5.33
Weighted average shares outstanding:
Basic	62,123	65,229	62,754	65,942
Diluted	62,311	65,617	62,970	66,415

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$311,440	$354,108
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and non-cash lease expense	117,399	115,571
Provision for uncollectible accounts receivable	(2,044)	(10,758)
Loss on disposal or impairment of investments, property, plant and equipment, right-of-use assets, and intangible assets	38,194	1,233
Deferred income taxes	(8,118)	(9,798)
Stock-based compensation	21,021	19,126
Changes in operating assets and liabilities:
Accounts receivable	(64,495)	(31,622)
Inventories	(399,851)	(100,261)
Prepaid expenses and other current assets	(25,749)	(24,858)
Other assets	(2,475)	1,231
Accounts payable	40,429	75,513
Accrued liabilities	20,683	66,457
Income taxes payable	(5,871)	(15,248)
Operating lease assets and liabilities	(62,749)	(85,176)
Other liabilities	(3,055)	(1,112)
Net cash provided by (used in) operating activities	(25,241)	354,406
Cash flows from investing activities:
Purchases of short-term investments	(44,876)	(130,191)
Sales and maturities of short-term investments	176,083	1,184
Capital expenditures	(58,467)	(34,744)
Net cash provided by (used in) investing activities	72,740	(163,751)
Cash flows from financing activities:
Proceeds from credit facilities	52,918	38,334
Repayments on credit facilities	(52,979)	(38,156)
Payment of line of credit issuance fees	(604)	—
Proceeds from issuance of common stock related to stock-based compensation	6,588	28,783
Tax payments related to stock-based compensation	(4,229)	(5,812)
Repurchase of common stock	(287,443)	(165,415)
Cash dividends paid	(75,082)	(68,623)
Net cash used in financing activities	(360,831)	(210,889)
Net effect of exchange rate changes on cash	(19,831)	(7,087)
Net decrease in cash and cash equivalents	(333,163)	(27,321)
Cash and cash equivalents, beginning of period	763,404	790,725
Cash and cash equivalents, end of period	$430,241	$763,404
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$92,110	$129,483
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$11,103	$5,853

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended December 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2022	Translation	2022(1)	2021	% Change	% Change(1)
Geographical Net Sales:
United States	$780.8	$—	$780.8	$762.1	2%	2%
Latin America and Asia Pacific	164.0	27.2	191.2	172.8	(5)%	11%
Europe, Middle East and Africa	132.8	17.3	150.1	113.6	17%	32%
Canada	92.0	7.5	99.5	81.2	13%	23%
Total	$1,169.6	$52.0	$1,221.6	$1,129.7	4%	8%

Brand Net Sales:
Columbia	$961.3	$45.3	$1,006.6	$894.2	8%	13%
SOREL	142.6	5.8	148.4	163.4	(13)%	(9)%
prAna	32.3	—	32.3	34.3	(6)%	(6)%
Mountain Hardwear	33.4	0.9	34.3	37.8	(12)%	(9)%
Total	$1,169.6	$52.0	$1,221.6	$1,129.7	4%	8%

Product Category Net Sales:
Apparel, Accessories and Equipment	$900.5	$37.4	$937.9	$846.1	6%	11%
Footwear	269.1	14.6	283.7	283.6	(5)%	—%
Total	$1,169.6	$52.0	$1,221.6	$1,129.7	4%	8%

Channel Net Sales:
Wholesale	$514.5	$26.0	$540.5	$504.5	2%	7%
DTC	655.1	26.0	681.1	625.2	5%	9%
Total	$1,169.6	$52.0	$1,221.6	$1,129.7	4%	8%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Twelve Months Ended December 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2022	Translation	2022(1)	2021	% Change	% Change(1)
Geographical Net Sales:
United States	$2,302.2	$—	$2,302.2	$2,060.3	12%	12%
Latin America and Asia Pacific	473.9	51.8	525.7	465.5	2%	13%
Europe, Middle East and Africa	438.6	41.9	480.5	382.1	15%	26%
Canada	249.5	11.3	260.8	218.5	14%	19%
Total	$3,464.2	$105.0	$3,569.2	$3,126.4	11%	14%

Brand Net Sales:
Columbia	$2,864.3	$94.2	$2,958.5	$2,557.4	12%	16%
SOREL	347.3	9.1	356.4	320.9	8%	11%
prAna	143.1	—	143.1	141.9	1%	1%
Mountain Hardwear	109.5	1.7	111.2	106.2	3%	5%
Total	$3,464.2	$105.0	$3,569.2	$3,126.4	11%	14%

Product Category Net Sales:
Apparel, Accessories and Equipment	$2,661.1	$74.6	$2,735.7	$2,389.2	11%	15%
Footwear	803.1	30.4	833.5	737.2	9%	13%
Total	$3,464.2	$105.0	$3,569.2	$3,126.4	11%	14%

Channel Net Sales:
Wholesale	$1,867.7	$57.8	$1,925.5	$1,660.4	12%	16%
DTC	1,596.5	47.2	1,643.7	1,466.0	9%	12%
Total	$3,464.2	$105.0	$3,569.2	$3,126.4	11%	14%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.